Exhibit (a)(5)(B)

High Templar Tech Announces Preliminary Results of Modified Dutch Auction Tender Offer

XIAMEN, China, June 25, 2026 /PRNewswire/ -- High Templar Tech Limited (the “Company,” “High Templar” or “we”) (NYSE: HTT), announced today the preliminary results of its “modified Dutch Auction” tender offer to purchase up to 39 million American Depositary Shares (the “ADSs”) of the Company, each representing one Class A ordinary share, par value US$0.0001 per share, which expired at 5:00 P.M., New York City time, on June 24, 2026.

Based on the preliminary count by Equiniti Trust Company, LLC, the depositary for the tender offer (the “Depositary”), a total of 46,046,558 ADSs of the Company were properly tendered and not properly withdrawn at or below the purchase price of US$3.20 per ADS, including 446,909 ADSs that were tendered by notice of guaranteed delivery.

In accordance with the terms and conditions of the tender offer and based on the preliminary count by the Depositary, the Company expects to purchase approximately 40,869,952 ADSs that were tendered in the tender offer at a purchase price of US$3.20 per ADS, for an aggregate cost of approximately US$130.8 million, excluding fees and expenses relating to the tender offer. Included in the 40,869,952 ADSs that the Company expects to purchase are 1,869,952 ADSs that the Company has elected to purchase pursuant to its right to purchase up to an additional 2% of its outstanding ADSs. Due to the oversubscription of the tender offer, the Company expects to accept the ADSs on a pro rata basis, except for tenders of “odd lots,” which will be accepted in full, and conditional tenders that will automatically be regarded as withdrawn because the condition of the tender has not been met, and has been informed by the Depositary that the preliminary proration factor for the Offer is approximately 88.8%, assuming all ADSs tendered by notice of guaranteed delivery will be delivered. The total of 40,869,952 ADSs that the Company expects to purchase represents approximately 43.7% of the total number of ADSs outstanding as of June 24, 2026.

The number of ADSs expected to be purchased by the Company and the proration factor are preliminary and subject to change. The preliminary information contained in this press release is subject to confirmation by the Depositary and is based on the assumption that all ADSs tendered through notice of guaranteed delivery will be delivered within the one-trading day settlement period. The final number of ADSs to be purchased by the Company will be announced following the expiration of the guaranteed delivery period and completion by the Depositary of the confirmation process. Payment for the ADSs accepted for purchase under the tender offer will occur promptly thereafter.

Deutsche Bank Securities Inc. acts as dealer manager for the tender offer and D.F. King & Co., Inc. acts as information agent for the tender offer. Shareholders who have questions or would like additional information about the tender offer may contact D.F. King & Co., Inc. at (888) 644-5854, toll at (646) 989-1649 or email at htt@dfking.com; banks and brokers may call Deutsche Bank Securities Inc. at (212) 250-5600.

About High Templar Tech Limited

High Templar is exploring innovative business opportunities globally to satisfy clients’ demand by leveraging its technology know-how and financial service capabilities.

For more information, please visit https://ir.hightemplar.com/.

Forward-Looking Statements

This announcement contains forward-looking statements, including regarding the consummation of the tender offer and payment for shares purchased in the tender offer. These forward-looking statements can be identified by terminology such as “will,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar statements. Among other things, the expectation of its collection efficiency and delinquency, contain forward-looking statements. High Templar may also make written or oral forward-looking statements in its periodic reports to the SEC, in its annual report to securityholders, in press releases and other written materials and in oral statements made by its officers, directors or employees to third parties. Statements that are not historical facts, including statements about High Templar’s beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties. A number of factors could cause actual results to differ materially from those contained in any forward-looking statement, including but not limited to the following: High Templar’s goal and strategies; High Templar’s expansion plans; High Templar’s future business development, financial condition and results of operations; High Templar’s expectations regarding demand for, and market acceptance of, its products; High Templar’s expectations regarding keeping and strengthening its relationships with customers, business partners and other parties it collaborates with; general economic and business conditions; and assumptions underlying or related to any of the foregoing. Further information regarding these and other risks is included in High Templar’s filings with the SEC. All information provided in this press release and in the attachments is as of the date of this press release, and High Templar does not undertake any obligation to update any forward-looking statement, except as required under applicable law.

For investor and media inquiries, please contact:

In China:

High Templar Tech Limited

Tel: +86-592-317-2318

E-mail: ir@hightemplar.com